Exhibit 99.01

Contacts:	Investors	Media
	Matt Rhodes	Diane Carlini
	Intuit Inc.	Intuit Inc.
	650-944-2536	650-944-6251
	matthew_rhodes@intuit.com	diane_carlini@intuit.com

Intuit Records Third-quarter Revenue of $1.9 Billion

Small Business, Consumer Tax Revenue Grow 11 Percent Year to Date

MOUNTAIN VIEW, Calif. - May 17, 2012 - Intuit Inc. (Nasdaq: INTU) today announced financial results for its third fiscal quarter, which ended April 30. Unless otherwise noted, all growth rates refer to the current period versus the comparable prior-year period.
Highlights

•	Recorded third-quarter total revenue of $1.9 billion and increased total revenue 9 percent year to date, to $3.6 billion.

•	Grew Consumer Tax revenue 11 percent for the fiscal year to date, with 7 percent growth in paid units for the season.

•
Increased Small Business Group revenue 11 percent for the quarter and for the fiscal year to date. Growth continues to be driven by strong adoption of connected services and increasing revenue per customer.

•	Grew GAAP earnings per share 19 percent for the fiscal year to date.

•	Updated full fiscal year 2012 guidance, including revenue growth of 9 to 10 percent and earnings per share growth of 22 to 25 percent.

Snapshot of Third Quarter Results

	GAAP			Non-GAAP
	Q3 FY12	Q3 FY11	Change	Q3 FY12	Q3 FY11	Change
Revenue	$1,945	$1,848	5%	$1,945	$1,848	5%
Operating Income	$1,107	$1,061	4%	$1,151	$1,115	3%
Diluted EPS	$2.42	$2.20	10%	$2.51	$2.33	8%

Intuit Third Quarter 2012 Earnings

Snapshot of Year-to-date Results

	GAAP			Non-GAAP
	YTD FY12	YTD FY11	Change	YTD FY12	YTD FY11	Change
Revenue	$3,558	$3,258	9%	$3,558	$3,258	9%
Operating Income	$1,205	$1,068	13%	$1,371	$1,226	12%
Diluted EPS	$2.58	$2.16	19%	$2.90	$2.48	17%
Dollars are in millions, except earnings per share (EPS). See “About Non-GAAP Financial Measures” below for more information regarding financial measures not prepared in accordance with Generally Accepted Accounting Principles (GAAP).
Company Perspective
“Small business and consumer tax delivered 11 percent revenue growth year to date - a solid performance overall,” said Brad Smith, Intuit's president and chief executive officer.
“In tax, we continue to be at the center of the shift to digital tax preparation. The digital category grew 5 percent this year, significantly faster than any other method, but slower than we had planned. With the tax season over, we'll assess our main growth drivers and apply that knowledge as we look toward next tax season.
“Our largest business, the small business group, delivered strong revenue growth in the quarter. Connected services and mobile offerings continue to gain momentum as more small businesses turn to the cloud.
“Long-term, as consumers and small businesses continue to adopt technology, our opportunity to innovate and convert non-consumption remains strong and I remain confident in our strategy and opportunities for growth,” Smith said.
Quarterly Business Segment Results and Highlights
Total Small Business Group revenue grew 11 percent, led by strength in Employee Management Solutions and Payment Solutions.

•	Financial Management Solutions revenue increased 8 percent. QuickBooks Online and QuickBooks Enterprise reported a combined revenue growth of 29 percent year to date.

Intuit Third Quarter 2012 Earnings

•
Employee Management Solutions revenue was up 12 percent, led by growth in Intuit Online Payroll and Enhanced Payroll subscribers and improved adoption of direct deposit services. Online payroll subscribers grew 19 percent.

•
Payment Solutions revenue increased 14 percent, driven by fee structure changes and double-digit growth in total card transaction volume. Intuit's GoPayment mobile solution fueled merchant customer growth of 13 percent.

Consumer Tax

•
Consumer Tax revenue was up 3 percent for the third fiscal quarter and 11 percent for the fiscal year to date. The IRS was unable to accept certain tax returns until mid-February last season, which contributed to a challenging year-over-year comparison for the third fiscal quarter this year.

Accounting Professionals

•	Accounting Professionals segment revenue increased 5 percent in the third quarter.
Financial Services

•
Financial Services revenue grew 2 percent, or 7 percent when adjusted for the sale of the corporate banking business during the third quarter. Financial Services revenue growth continues to be driven by rapid adoption of online and mobile banking capabilities.

Other Businesses

•	Other Businesses revenue was up 6 percent due to growth in global small business revenue.
CFO Perspective
“We took several steps to evolve our portfolio in the third quarter, which included several transactions in line with our broader financial principles,” said Neil Williams, Intuit's chief financial officer. “Our pending purchase of Demandforce and the acquisition of AisleBuyer will strengthen our small business segment. We also took steps to address nonstrategic assets with the sale of our corporate banking business to Bottomline Technologies. This transaction will help the Financial Services team focus on innovating for consumers and small businesses.”

Intuit Third Quarter 2012 Earnings

Quarterly Dividend
Intuit paid a quarterly cash dividend of $0.15 per share, or $45 million, in the third quarter of fiscal 2012. In May the board of directors approved a new quarterly cash dividend of $0.15 per share to be paid on July 18 to shareholders of record as of the close of business on July 10.
Share Repurchase Program
Intuit repurchased $207 million of its common stock in the third quarter of fiscal 2012, bringing repurchases to a total of $793 million for the fiscal year to date. At the end of the quarter the company had authorization from its board of directors to use up to an additional $1.8 billion in cash for stock repurchases through August 2014.
Forward-looking Guidance
With tax season substantially complete, Intuit updated its full fiscal year guidance. For the fiscal year ending July 31, the company now expects:

•	Revenue of $4.205 billion to $4.22 billion, growth of 9 to 10 percent.

•	GAAP operating income of $1.18 billion to $1.19 billion, growth of 17 to 18 percent.

•	Non-GAAP operating income of $1.4 billion to $1.41 billion, growth of 12 to 13 percent.

•	GAAP diluted EPS of $2.44 to $2.49, growth of 22 to 25 percent.

•	Non-GAAP diluted EPS of $2.92 to $2.97, growth of 16 to 18 percent.

Intuit also provided fourth quarter revenue and operating income guidance and updated the EPS guidance which it provided last quarter. For the fourth quarter of fiscal 2012, the company expects:

•	Revenue of $647 million to $662 million, growth of 9 to 12 percent.

•	GAAP operating loss of $15 million to $25 million.

•	Non-GAAP operating income of $30 million to $40 million.

•	GAAP loss per share of $0.05 to $0.07.

•	Non-GAAP diluted EPS of $0.05 to $0.07.

Intuit Third Quarter 2012 Earnings

Conference Call Information
Intuit executives will discuss the financial results on a conference call at 1:30 p.m. Pacific time today. To hear the call, dial 866-731-8333 in the United States or 973-935-8686 from international locations. No reservation or access code is needed. The conference call can also be heard live via webcast at http://investors.intuit.com/events.cfm. Prepared remarks for the call will be available on Intuit's website after the call ends.
Replay information
A replay of the conference call will also be available by calling 888-266-2081, or 703-925-2533 from international locations. The access code for this call is 1577180.
About Intuit Inc.
Intuit Inc. is a leading provider of business and financial management solutions for small and medium-sized businesses; consumers, accounting professionals and financial institutions. Its flagship products and services, including QuickBooks®, TurboTax® and Quicken®, simplify small business management including payment and payroll processing, tax preparation and filing, and personal finance. Lacerte® and ProSeries® are Intuit's leading tax preparation offerings for professional accountants. Intuit Financial Services helps banks and credit unions grow by providing on-demand solutions and services that make it easier for consumers and businesses to manage their money.
Founded in 1983, Intuit had annual revenue of $3.9 billion in its fiscal year 2011. The company has approximately 8,000 employees with major offices in the United States, Canada, the United Kingdom, India and other locations. More information can be found at www.intuit.com.

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Intuit and the Intuit logo, among others, are registered trademarks and/or registered service marks of Intuit Inc. in the United States and other countries.

About Non-GAAP Financial Measures
This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the accompanying Table B and Table E as well as the section titled "About Non-GAAP Financial Measures." A copy of the press release issued by Intuit today can be found on the investor relations page of Intuit's Web site.

Cautions About Forward-looking Statements
This press release contains forward-looking statements, including forecasts of Intuit's future expected financial results; expectations regarding growth from connected services, mobile offerings and from other current or future products and services; expectations regarding the ability to convert non-consumption; expectations regarding the amount and timing of any future

Intuit Third Quarter 2012 Earnings

dividends or share repurchases; the impact of acquisitions and divestitures on its business; its prospects for the business in fiscal 2012; and all of the statements under the heading “Forward-Looking Guidance.”

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. These factors include, without limitation, the following: inherent difficulty in predicting consumer behavior; difficulties in receiving, processing, or filing customer tax submissions; consumers may not respond as we expected to our advertising and promotional activities; product introductions and price competition from our competitors can have unpredictable negative effects on our revenue, profitability and market position; governmental encroachment in our tax businesses or other governmental activities or public policy affecting the preparation and filing of tax returns could negatively affect our operating results and market position; we may not be able to successfully innovate and introduce new offerings and business models to meet our growth and profitability objectives, and current and future offerings may not adequately address customer needs and may not achieve broad market acceptance, which could harm our operating results and financial condition; business interruption or failure of our information technology and communication systems may impair the availability of our products and services, which may damage our reputation and harm our future financial results; as we upgrade and consolidate our customer facing applications and supporting information technology infrastructure, any problems with these implementations could interfere with our ability to deliver our offerings; any failure to properly use and protect personal customer information and data could harm our revenue, earnings and reputation; if we are unable to develop, manage and maintain critical third party business relationships, our business may be adversely affected; increased government regulation of our businesses may harm our operating results; if we fail to process transactions effectively or fail to adequately protect against potential fraudulent activities, our revenue and earnings may be harmed; any significant offering quality problems or delays in our offerings could harm our revenue, earnings and reputation; our participation in the Free File Alliance may result in lost revenue opportunities and cannibalization of our traditional paid franchise; the continuing global economic downturn may continue to impact consumer and small business spending, financial institutions and tax filings, which could negatively affect our revenue and profitability; year-over-year changes in the total number of tax filings that are submitted to government agencies due to economic conditions or otherwise may result in lost revenue opportunities; our revenue and earnings are highly seasonal and the timing of our revenue between quarters is difficult to predict, which may cause significant quarterly fluctuations in our financial results; our financial position may not make repurchasing shares advisable or we may issue additional shares in an acquisition causing our number of outstanding shares to grow; our inability to adequately protect our intellectual property rights may weaken our competitive position and reduce our revenue and earnings; our acquisition and divestiture activities may disrupt our ongoing business, may involve increased expenses and may present risks not contemplated at the time of the transactions; our use of significant amounts of debt to finance acquisitions or other activities could harm our financial condition and results of operation; and litigation involving intellectual property, antitrust, shareholder and other matters may increase our costs. More details about these and other risks that may impact our business are included in our Form 10-K for fiscal 2011 and in our other SEC filings. You can locate these reports through our website at http://investors.intuit.com. Forward-looking statements are based on information as of May 17, 2012, and we do not undertake any duty to update any forward-looking statement or other information in these materials.

TABLE A
INTUIT INC.
GAAP CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	April 30, 2012	April 30, 2011	April 30, 2012	April 30, 2011
Net revenue:
Product	$598	$602	$1,239	$1,248
Service and other	1,347	1,246	2,319	2,010
Total net revenue	1,945	1,848	3,558	3,258
Costs and expenses:
Cost of revenue:
Cost of product revenue	32	32	116	110
Cost of service and other revenue	166	132	456	384
Amortization of acquired technology	4	4	12	13
Selling and marketing	365	351	945	901
Research and development	167	164	502	478
General and administrative	102	93	289	271
Amortization of other acquired intangible assets	2	11	33	33
Total costs and expenses [A]	838	787	2,353	2,190
Operating income	1,107	1,061	1,205	1,068
Interest expense	(12)	(15)	(43)	(45)
Interest and other income, net	9	6	23	20
Income before income taxes	1,104	1,052	1,185	1,043
Income tax provision [B]	370	364	397	352
Net income	$734	$688	$788	$691

Basic net income per share	$2.49	$2.27	$2.65	$2.23
Shares used in basic per share calculations	295	303	297	309

Diluted net income per share	$2.42	$2.20	$2.58	$2.16
Shares used in diluted per share calculations	303	313	306	319

Dividends declared per common share	$0.15	$—	$0.45	$—
See accompanying Notes.

INTUIT INC.
NOTES TO TABLE A

[A]	The following table summarizes the total share-based compensation expense that we recorded for the periods shown.

	Three Months Ended		Nine Months Ended
(in millions)	April 30, 2012	April 30, 2011	April 30, 2012	April 30, 2011
Cost of revenue	$1	$2	$4	$5
Selling and marketing	14	12	43	33
Research and development	11	13	37	38
General and administrative	11	12	36	36
Total share-based compensation expense	$37	$39	$120	$112

[B]
We compute our provision for or benefit from income taxes by applying the estimated annual effective tax rate to income or loss from recurring operations and adding the effects of any discrete income tax items specific to the period. Our effective tax rates did not differ significantly from the federal statutory rate of 35% for any period presented.

TABLE B
INTUIT INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	April 30, 2012	April 30, 2011	April 30, 2012	April 30, 2011
GAAP operating income	$1,107	$1,061	$1,205	$1,068
Amortization of acquired technology	4	4	12	13
Amortization of other acquired intangible assets	2	11	33	33
Professional fees for business combinations	1	—	1	—
Share-based compensation expense	37	39	120	112
Non-GAAP operating income	$1,151	$1,115	$1,371	$1,226

GAAP net income	$734	$688	$788	$691
Amortization of acquired technology	4	4	12	13
Amortization of other acquired intangible assets	2	11	33	33
Professional fees for business combinations	1	—	1	—
Share-based compensation expense	37	39	120	112
Net gains on debt securities and other investments	(5)	(1)	(16)	(2)
Income tax effect of non-GAAP adjustments	(12)	(11)	(50)	(55)
Non-GAAP net income	$761	$730	$888	$792

GAAP diluted net income per share	$2.42	$2.20	$2.58	$2.16
Amortization of acquired technology	0.01	0.01	0.04	0.04
Amortization of other acquired intangible assets	0.01	0.04	0.11	0.10
Professional fees for business combinations	—	—	—	—
Share-based compensation expense	0.12	0.12	0.39	0.35
Net gains on debt securities and other investments	(0.01)	—	(0.05)	—
Income tax effect of non-GAAP adjustments	(0.04)	(0.04)	(0.17)	(0.17)
Non-GAAP diluted net income per share	$2.51	$2.33	$2.90	$2.48

Shares used in diluted per share calculation	303	313	306	319
See “About Non-GAAP Financial Measures” immediately following Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

TABLE C
INTUIT INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	April 30, 2012	July 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$859	$722
Investments	663	699
Accounts receivable, net	294	171
Income taxes receivable	5	72
Deferred income taxes	119	94
Prepaid expenses and other current assets	65	82
Current assets before funds held for customers	2,005	1,840
Funds held for customers	325	414
Total current assets	2,330	2,254

Long-term investments	90	63
Property and equipment, net	555	561
Goodwill	1,883	1,886
Acquired intangible assets, net	138	180
Long-term deferred income taxes	18	55
Other assets	102	111
Total assets	$5,116	$5,110

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$500
Accounts payable	209	129
Accrued compensation and related liabilities	210	215
Deferred revenue	368	406
Income taxes payable	257	—
Other current liabilities	218	141
Current liabilities before customer fund deposits	1,262	1,391
Customer fund deposits	325	414
Total current liabilities	1,587	1,805

Long-term debt	499	499
Other long-term obligations	195	190
Total liabilities	2,281	2,494

Stockholders’ equity	2,835	2,616
Total liabilities and stockholders’ equity	$5,116	$5,110

TABLE D
INTUIT INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended		Nine Months Ended
	April 30, 2012	April 30, 2011	April 30, 2012	April 30, 2011
Cash flows from operating activities:
Net income	$734	$688	$788	$691
Adjustments to reconcile net income to net cash generated by operating activities:
Depreciation	42	42	130	120
Amortization of acquired intangible assets	10	19	55	58
Share-based compensation expense	37	39	120	112
Deferred income taxes	18	9	1	25
Tax benefit from share-based compensation plans	19	20	64	68
Excess tax benefit from share-based compensation plans	(19)	(18)	(62)	(59)
Other	1	3	3	14
Total adjustments	108	114	311	338
Changes in operating assets and liabilities:
Accounts receivable	297	215	(124)	(130)
Prepaid expenses, income taxes receivable and other assets	102	132	84	17
Accounts payable	(4)	(4)	80	42
Accrued compensation and related liabilities	42	53	(5)	(6)
Deferred revenue	(218)	(226)	(36)	(41)
Income taxes payable	256	208	257	195
Other liabilities	(39)	(42)	73	79
Total changes in operating assets and liabilities	436	336	329	156
Net cash generated by operating activities	1,278	1,138	1,428	1,185
Cash flows from investing activities:
Purchases of available-for-sale debt securities	(149)	(80)	(492)	(803)
Sales of available-for-sale debt securities	116	55	382	1,470
Maturities of available-for-sale debt securities	49	33	138	254
Net change in money market funds and other cash equivalents held to satisfy customer fund obligations	5	(46)	89	(20)
Net change in customer fund deposits	(5)	46	(89)	46
Purchases of property and equipment	(33)	(31)	(125)	(166)
Acquisitions of intangible assets	—	—	—	(3)
Other	—	(1)	15	2
Net cash (used in) provided by investing activities	(17)	(24)	(82)	780
Cash flows from financing activities:
Repayment of long-term debt	(500)	—	(500)	—
Net proceeds from issuance of treasury stock under employee stock plans	54	48	160	235
Purchases of treasury stock	(207)	(250)	(793)	(1,110)
Cash dividends paid to stockholders	(45)	—	(134)	—
Excess tax benefit from share-based compensation plans	19	18	62	59
Net cash used in financing activities	(679)	(184)	(1,205)	(816)
Effect of exchange rates on cash and cash equivalents	—	6	(4)	6
Net increase in cash and cash equivalents	582	936	137	1,155
Cash and cash equivalents at beginning of period	277	433	722	214
Cash and cash equivalents at end of period	$859	$1,369	$859	$1,369

TABLE E
INTUIT INC.
RECONCILIATION OF FORWARD-LOOKING GUIDANCE FOR NON-GAAP FINANCIAL MEASURES
TO PROJECTED GAAP REVENUE, OPERATING INCOME (LOSS), AND EPS
(In millions, except per share amounts)
(Unaudited)

	Forward-Looking Guidance
	GAAP Range of Estimate				Non-GAAP Range of Estimate
	From	To	Adjmts		From	To
Three Months Ending July 31, 2012
Revenue	$647	$662	$—		$647	$662
Operating income (loss)	$(25)	$(15)	$55	[a]	$30	$40
Diluted earnings per share	$(0.07)	$(0.05)	$0.12	[b]	$0.05	$0.07

Twelve Months Ending July 31, 2012
Revenue	$4,205	$4,220	$—		$4,205	$4,220
Operating income	$1,180	$1,190	$220	[c]	$1,400	$1,410
Diluted earnings per share	$2.44	$2.49	$0.48	[d]	$2.92	$2.97
See “About Non-GAAP Financial Measures” immediately following this Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

[a]
Reflects estimated adjustments for share-based compensation expense of approximately $49 million; amortization of acquired technology of approximately $4 million; and amortization of other acquired intangible assets of approximately $2 million.

[b]	Reflects the estimated adjustments in item [a] and income taxes related to these adjustments.

[c]
Reflects estimated adjustments for share-based compensation expense of approximately $169 million; amortization of acquired technology of approximately $16 million; and amortization of other acquired intangible assets of approximately $35 million.

[d]	Reflects the estimated adjustments in item [c], an adjustment of $16 million for net gains on debt securities and other investments, and income taxes related to these adjustments.

INTUIT INC.
ABOUT NON-GAAP FINANCIAL MEASURES

The accompanying press release dated May 17, 2012 contains non-GAAP financial measures. Table B and Table E reconcile the non-GAAP financial measures in that press release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP net income (loss) per share.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.

We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.

We exclude the following items from all of our non-GAAP financial measures:

•	Share-based compensation expense

•	Amortization of acquired technology

•	Amortization of other acquired intangible assets

•	Goodwill and intangible asset impairment charges

•	Professional fees for business combinations

We also exclude the following items from non-GAAP net income (loss) and diluted net income (loss) per share:

•	Gains and losses on debt securities and other investments

•	Income tax effects of excluded items and discrete tax items

•	Discontinued operations

We believe that these non-GAAP financial measures provide meaningful supplemental information regarding Intuit’s operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, our individual operating segments or our senior management. Segment managers are not held accountable for share-based compensation expense, amortization, or the other excluded items and, accordingly, we exclude these amounts from our measures of segment performance. We believe that our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.

The following are descriptions of the items we exclude from our non-GAAP financial measures.

Share-based compensation expenses. These consist of non-cash expenses for stock options, restricted stock units and our Employee Stock Purchase Plan. When considering the impact of equity awards, we place greater emphasis on overall shareholder dilution rather than the accounting charges associated with those awards.

Amortization of acquired technology and amortization of other acquired intangible assets. When we acquire an entity, we are required by GAAP to record the fair values of the intangible assets of the entity and amortize them over their useful lives. Amortization of acquired technology in cost of revenue includes amortization of software and other technology assets of acquired entities. Amortization of other acquired intangible assets in operating expenses includes amortization of assets such as customer lists, covenants not to compete and trade names.

Goodwill and intangible asset impairment charges. We exclude from our non-GAAP financial measures non-cash charges to adjust the carrying values of goodwill and other acquired intangible assets to their estimated fair values.

Professional fees for business combinations. We exclude from our non-GAAP financial measures the professional fees we incur to complete business combinations. These include investment banking, legal and accounting fees.

Gains and losses on debt securities and other investments. We exclude from our non-GAAP financial measures gains and losses that we record when we sell or impair available-for-sale debt securities and other investments.

Income tax effects of excluded items and certain discrete tax items. We exclude from our non-GAAP financial measures the income tax effects of the items described above, as well as income tax effects related to business combinations. In addition, the effects of one-time income tax adjustments recorded in a specific quarter for GAAP purposes are reflected on a forecasted basis in our non-GAAP financial measures. This is consistent with how we plan, forecast and evaluate our operating results.

Operating results and gains and losses on the sale of discontinued operations. From time to time, we sell or otherwise dispose of selected operations as we adjust our portfolio of businesses to meet our strategic goals. In accordance with GAAP, we segregate the operating results of discontinued operations as well as gains and losses on the sale of these discontinued operations from continuing operations on our GAAP statements of operations but continue to include them in GAAP net income or loss and net income or loss per share. We exclude these amounts from our non-GAAP financial measures.

The reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in Table E include all information reasonably available to Intuit at the date of this press release. These tables include adjustments that we can reasonably predict. Events that could cause the reconciliation to change include acquisitions and divestitures of businesses, goodwill and other asset impairments, and sales of available-for-sale debt securities and other investments.